Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com
Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS FIRST QUARTER 2019 RESULTS
Underlying Revenue Increases 4%
GAAP Operating Income Rises 3% to $938 million
Strong Growth in Adjusted Operating Income of 11% to $1.0 billion
GAAP EPS Grows to $1.40 from $1.34 and Adjusted EPS Rises 10% to $1.52
NEW YORK, April 25, 2019 – Marsh & McLennan Companies, Inc. (NYSE: MMC), the world's leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2019.
Dan Glaser, President and CEO, said: "We delivered strong growth in underlying revenue and profitability in the first quarter, including double-digit adjusted earnings growth and meaningful adjusted margin expansion in both Risk & Insurance Services and Consulting. The Company’s underlying revenue growth was 4%, adjusted operating income rose 11%, and the adjusted margin increased 210 basis points to 26.2%."
"With our successful completion of the acquisition of Jardine Lloyd Thompson Group and a great start to the year we believe the Company is well positioned to deliver solid results in 2019," concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the first quarter of 2019 was $4.1 billion, an increase of 2%, or 4% on an underlying basis, compared with the first quarter of 2018. Operating income was $938 million compared with $908 million in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 11% to $1.0 billion.
Net income attributable to the Company was $716 million, or $1.40 per diluted share, in the first quarter. This compares with $690 million, or $1.34 per diluted share, in the prior year. Adjusted earnings per share rose 10% to $1.52 per diluted share from the prior year period.

Risk & Insurance Services
Risk & Insurance Services revenue was $2.4 billion in the first quarter of 2019, an increase of 3% compared with the first quarter of 2018, or 5% on an underlying basis. Operating income of $733 million increased 2% from the prior year. Adjusted operating income rose 7% to $775 million compared with $723 million in the prior year.
Marsh's revenue in the first quarter was $1.7 billion, an increase of 5% on an underlying basis. In U.S./Canada, underlying revenue also rose 5%. International operations produced underlying revenue growth of 5%, reflecting growth of 11% in Latin America; 8% in Asia Pacific; and 3% in EMEA.
Guy Carpenter's revenue in the first quarter was $663 million, an increase of 6% on an underlying basis.
Consulting
Consulting revenue in the first quarter was $1.7 billion, flat compared with the first quarter of 2018, or an increase of 2% on an underlying basis. Operating income increased 13% to $279 million compared with $247 million in the prior year. Adjusted operating income increased 18% to $291 million compared with $248 million in the prior year.
Mercer's revenue was $1.2 billion in the first quarter, flat on an underlying basis. Wealth, with revenue of $543 million, declined 3% on an underlying basis. Health revenue of $442 million was up 3% on an underlying basis and Career revenue of $170 million increased 2% on an underlying basis.
Oliver Wyman Group’s revenue was $518 million in the first quarter, an increase of 7% on an underlying basis.
Other Items
On April 1, 2019, the Company completed the acquisition of Jardine Lloyd Thompson Group (JLT) for $5.6 billion in fully diluted equity value, and assumed existing JLT debt of approximately $1 billion.
As part of the financing for the acquisition of JLT, the Company issued €1.1 billion aggregate principal amount of senior notes in March 2019. The two tranches consisted of €550 million of 1.349% senior notes due in 2026 and €550 million of 1.979% senior notes due in 2030. Also in March 2019, the Company entered into a further issuance of $250 million aggregate principal amount of 4.375% senior notes due in 2029. As previously disclosed, the Company had also issued $5 billion aggregate amount of senior notes in January 2019. The Company used the net proceeds of these offerings to fund the acquisition of JLT, including the payment of related fees and expenses, and to repay in part certain existing JLT debt.
Marsh & McLennan Agency closed the acquisition of Clearwater, FL based Bouchard Insurance Inc. in February, and in April announced the acquisition of Phoenix, AZ based Lovitt & Touché Inc.

Conference Call
A conference call to discuss first quarter 2019 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 204 4368. Callers from outside the United States should dial +1 323 794 2423. The access code for both numbers is 4584204. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s 75,000 colleagues advise clients in over 130 countries. With annualized revenue approaching $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•	our ability to successfully integrate or achieve the intended benefits of the acquisition of JLT;

•	the impact of any investigations, reviews, or other activity by regulatory or law enforcement authorities, including the ongoing investigations by the European Commission competition authority;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•
the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•
the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate, including the impact and uncertainty around Brexit or the inability to collect on our receivables;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•
our ability to manage risks associated with our investment management and related services business, including potential conflicts of interest between investment consulting and fiduciary management services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	our ability to repay our outstanding long-term debt in a timely manner and on favorable terms, including approximately $6.5 billion issued in connection with the acquisition of JLT;

•	the impact of fluctuations in foreign exchange and interest rates on our results; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new lease accounting standard.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$4,071	$4,000

Expense:
Compensation and Benefits	2,282	2,224
Other Operating Expenses	851	868
Operating Expenses	3,133	3,092
Operating Income	938	908
Other Net Benefit Credits	64	66
Interest Income	28	3
Interest Expense	(120)	(61)
Investment Income	5	—
Acquisition Related Derivative Contracts (a)	29	—
Income Before Income Taxes	944	916
Income Tax Expense	217	220
Net Income Before Non-Controlling Interests	727	696
Less: Net Income Attributable to Non-Controlling Interests	11	6
Net Income Attributable to the Company	$716	$690
Net Income Per Share Attributable to the Company:
- Basic	$1.42	$1.36
- Diluted	$1.40	$1.34
Average Number of Shares Outstanding
- Basic	505	508
- Diluted	511	514
Shares Outstanding at March 31	507	508

(a) Net gains from hedging contracts related to the JLT acquisition.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31, 2019
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2019	2018
Risk and Insurance Services
Marsh	$1,737	$1,694	3%	(3)%	1%	5%
Guy Carpenter	663	637	4%	(2)%	—	6%
Subtotal	2,400	2,331	3%	(3)%	1%	5%
Fiduciary Interest Income	23	13
Total Risk and Insurance Services	2,423	2,344	3%	(3)%	1%	5%
Consulting
Mercer	1,155	1,171	(1)%	(4)%	2%	—
Oliver Wyman Group	518	497	4%	(3)%	—	7%
Total Consulting	1,673	1,668	—	(3)%	2%	2%
Corporate/Eliminations	(25)	(12)
Total Revenue	$4,071	$4,000	2%	(3)%	1%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2019	2018
Marsh:
EMEA	$633	$643	(2)%	(6)%	1%	3%
Asia Pacific	165	164	1%	(4)%	(3)%	8%
Latin America	78	84	(7)%	(13)%	(4)%	11%
Total International	876	891	(2)%	(6)%	—	5%
U.S./Canada	861	803	7%	—	3%	5%
Total Marsh	$1,737	$1,694	3%	(3)%	1%	5%
Mercer:
Wealth	543	565	(4)%	(5)%	4%	(3)%
Health	442	442	—	(2)%	(1)%	3%
Career	170	164	4%	(4)%	5%	2%
Total Mercer	$1,155	$1,171	(1)%	(4)%	2%	—

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses, and changes in estimate methodology.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2019 and 2018. The following tables also present adjusted operating margin. In 2019, the Company changed its methodology for calculating adjusted operating margin due to the significant amount of identified intangible asset amortization expected after completion of the JLT Transaction, on April 1, 2019. Effective for the three months ended March 31, 2019 and 2018, adjusted operating margin is calculated by dividing the sum of adjusted operating income plus identified intangible asset amortization by consolidated or segment adjusted revenue. See page 12 for additional information related to adjusted operating margin.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2019
Operating income (loss)	$733	$279	$(74)	$938
Operating margin	30.2%	16.7%	N/A	23.0%
Add impact of Noteworthy Items:
Restructuring (a)	5	11	2	18
Adjustments to acquisition related accounts (b)	10	1	—	11
JLT acquisition and integration related costs (c)	25	—	22	47
Other	2	—	—	2
Operating income adjustments	42	12	24	78
Adjusted operating income (loss)	$775	$291	$(50)	$1,016
Identified intangible amortization expense	$41	$10	$—	$51
Adjusted operating margin	33.6%	18.0%	N/A	26.2%

Three Months Ended March 31, 2018
Operating income (loss)	$716	$247	$(55)	$908
Operating margin	30.5%	14.8%	N/A	22.7%
Add impact of Noteworthy Items:
Restructuring (a)	3	1	2	6
Adjustments to acquisition related accounts (b)	4	—	—	4
Operating income adjustments	7	1	2	10
Adjusted operating income (loss)	$723	$248	$(53)	$918
Identified intangible amortization expense	$37	$8	$—	$45
Adjusted operating margin	32.5%	15.3%	N/A	24.1%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Includes restructuring costs incurred in Marsh and Corporate of $20 million for staff reductions made in anticipation of closing the JLT transaction, as well as acquisition and integration costs, primarily legal and consulting costs.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities and adjustments to provisional 2017 tax estimates. Adjustments also include JLT acquisition related items, including change in fair value of derivative contracts, financing costs and interest income on funds held in escrow. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests		$727			$696
Less: Non-controlling interest, net of tax		11			6
Subtotal		$716	$1.40		$690	$1.34
Operating income adjustments	$78			$10
Investments adjustment (a)	(4)			8
Change in fair value of acquisition related derivative contracts (b)	(29)			—
Financing costs (c)	54			—
Interest on funds held in escrow (d)	(25)			—
Impact of income taxes on above items	(12)			(4)
Adjustments to provisional 2017 tax estimates (e)	—			3
		62	0.12		17	0.04
Adjusted income, net of tax		$778	$1.52		$707	$1.38

(a) The Company recorded mark-to-market gains of $4 million and losses of $8 million for the three month period ended March 31, 2019 and March 31, 2018, respectively, which are included in investment income in the consolidated statements of income.

(b) Primarily reflects the gain related to the change in fair value of the deal contingent foreign exchange contract partly offset by the impact of derivative contracts related to the debt issuances.
(c) Reflects interest expense on debt issuances and amortization of bridge financing fees related to the acquisition of JLT included in interest expense for the quarter ended March 31, 2019.
(d) Interest income earned on funds held in escrow related to the JLT acquisition.
(e) Reflects adjustments to provisional 2017 year-end estimates of transition taxes and U.S. deferred tax assets and liabilities from U.S. tax reform.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Consolidated
Compensation and Benefits	$2,282	$2,224
Other Operating Expenses	851	868
Total Expenses	$3,133	$3,092

Depreciation and amortization expense	$74	$80
Identified intangible amortization expense	51	45
Total	$125	$125

Stock option expense	$15	$14

Risk and Insurance Services
Compensation and Benefits	$1,221	$1,168
Other Operating Expenses	469	460
Total Expenses	$1,690	$1,628

Depreciation and amortization expense	$32	$37
Identified intangible amortization expense	41	37
Total	$73	$74

Consulting
Compensation and Benefits	$956	$956
Other Operating Expenses	438	465
Total Expenses	$1,394	$1,421

Depreciation and amortization expense	$24	$25
Identified intangible amortization expense	10	8
Total	$34	$33

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,117	$1,066
Net receivables	4,630	4,317
Funds held in escrow for acquisition	6,359	—
Other current assets	569	551
Total current assets	12,675	5,934

Goodwill and intangible assets	11,203	11,036
Fixed assets, net	716	701
Pension related assets	1,815	1,688
Right of use assets	1,625	—
Deferred tax assets	680	680
Other assets	1,423	1,539
TOTAL ASSETS	$30,137	$21,578

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,562	$314
Accounts payable and accrued liabilities	2,244	2,234
Accrued compensation and employee benefits	892	1,778
Acquisition related derivatives	283	441
Current lease liabilities	291	—
Accrued income taxes	256	157
Dividends payable	211	—
Total current liabilities	5,739	4,924

Fiduciary liabilities	5,243	5,001
Less - cash and investments held in a fiduciary capacity	(5,243)	(5,001)
	—	—
Long-term debt	11,472	5,510
Pension, post-retirement and post-employment benefits	1,874	1,911
Long-term lease liabilities	1,590	—
Liabilities for errors and omissions	282	287
Other liabilities	1,194	1,362

Total equity	7,986	7,584
TOTAL LIABILITIES AND EQUITY	$30,137	$21,578

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating cash flows:
Net income before non-controlling interests	$727	$696
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization of fixed assets and capitalized software	74	80
Amortization of intangible assets	51	45
Amortization of right of use asset	68	—
Adjustments and payments related to contingent consideration liability	(18)	(5)
Provision for deferred income taxes	(9)	11
(Gain) loss on investments	(5)	—
(Gain) loss on disposition of assets	—	(1)
Share-based compensation expense	57	50
Change in fair value of acquisition-related derivative contracts	(29)	—
Changes in assets and liabilities:
Net receivables	(309)	(357)
Other current assets	(37)	2
Other assets	(1)	(32)
Accounts payable and accrued liabilities	79	135
Accrued compensation and employee benefits	(886)	(905)
Accrued income taxes	96	61
Contributions to pension and other benefit plans in excess of current year expense/credit	(80)	(96)
Other liabilities	42	17
Operating lease liabilities	(73)	—
Effect of exchange rate changes	(23)	(65)
Net cash used for operations	(276)	(364)
Financing cash flows:
Purchase of treasury shares	—	(250)
Net increase in commercial paper	748	249
Proceeds from issuance of debt	6,462	592
Repayments of debt	(3)	(3)
Acquisition-related hedging payments	(129)	—
Shares withheld for taxes on vested units – treasury shares	(86)	(61)
Issuance of common stock from treasury shares	77	32
Payments of deferred and contingent consideration for acquisitions	(29)	(70)
Distributions of non-controlling interests	(4)	(6)
Dividends paid	(210)	(189)
Net cash provided by financing activities	6,826	294
Investing cash flows:
Capital expenditures	(73)	(58)
Sales of long-term investments	115	9
Purchase of equity investment	(88)	—
Proceeds from sales of fixed assets	1	1
Dispositions	—	3
Acquisitions	(140)	(24)
Other, net	(2)	(1)
Net cash used for investing activities	(187)	(70)
Effect of exchange rate changes on cash and cash equivalents	47	103
Increase (decrease) in cash and cash equivalents and funds held in escrow	6,410	(37)
Cash and cash equivalents at beginning of period	1,066	1,205

Cash balances, end of period
Cash and cash equivalents at end of period	1,117	1,168
Funds held in escrow for acquisition	6,359	—
Total	$7,476	$1,168

Marsh & McLennan Companies, Inc.
Supplemental Historical Adjusted Operating Margins
For the Years Ended December 31, 2018 and 2017
(Millions)

Due to the significant amount of identified intangible asset amortization expected after completion of the JLT Transaction, and the lack of comparability with prior years the Company changed the method for calculating adjusted operating margin to exclude deal amortization. Beginning this quarter, adjusted operating margin will be calculated by dividing the sum of adjusted operating income plus the intangible asset amortization for all acquisitions and dividing that total by applicable consolidated or segment adjusted revenue. The reconciliation of adjusted operating income to operating income reported under generally accepted accounting principles is included in the respective earnings release Forms 8-K furnished to the SEC in 2018 and 2019. The table below shows adjusted operating margin for the full year and each quarter of 2018 and 2017 using the revised methodology.

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Risk & Insurance Services
Adjusted Operating Income	$723	$532	$283	$418	$1,956
Amortization Expense	$37	$35	$39	$40	$151
Adjusted Operating Margin	32.5%	27.0%	17.7%	23.7%	25.7%

Consulting
Adjusted Operating Income	$248	$267	$293	$359	$1,167
Amortization Expense	$8	$8	$8	$8	$32
Adjusted Operating Margin	15.3%	16.7%	18.2%	20.3%	17.7%

Total Company
Adjusted Operating Income	$918	$754	$535	$731	$2,938
Amortization Expense	$45	$43	$47	$48	$183
Adjusted Operating Margin	24.1%	21.3%	16.8%	20.9%	20.9%

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Risk & Insurance Services
Adjusted Operating Income	$555	$489	$291	$423	$1,758
Amortization Expense	$32	$33	$35	$39	$139
Adjusted Operating Margin	29.5%	27.2%	18.5%	23.5%	24.9%

Consulting
Adjusted Operating Income	$229	$280	$312	$311	$1,132
Amortization Expense	$8	$7	$7	$8	$30
Adjusted Operating Margin	15.5%	18.0%	20.1%	18.3%	18.0%

Total Company
Adjusted Operating Income	$742	$725	$562	$685	$2,714
Amortization Expense	$40	$40	$42	$47	$169
Adjusted Operating Margin	22.3%	21.9%	18.1%	19.9%	20.6%